UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 22, 2006

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendments to 2004 Stock Plan and 1996 Director Option Plan

At the Annual Meeting of Shareholders of Cost Plus, Inc. (the “Company”) held on June 22, 2006, (the “2006 Annual Meeting”), the shareholders of the Company approved the amendment of the Company’s 2004 Stock Plan (the “Stock Plan”) to increase the number of shares reserved thereunder by 1,000,000 shares. The shareholders also approved the amendment of the Company’s 1996 Director Option Plan (the “Director Plan”) to increase the number of shares reserved thereunder by 200,000 shares. The amended Stock Plan provides for the grant of stock options, stock appreciation rights, restricted stock, performance units, performance shares, and deferred stock units. The amended Director Plan provides for the grant of stock options to non-employee directors.

Director and Officer Indemnification Agreements

On June 22, 2006, the Board of Directors of the Company adopted and approved a form of indemnification agreement (the “Indemnification Agreement”) for Christopher V. Dodds, who was elected to the Company’s Board of Directors at the 2006 Annual Meeting. The Indemnification Agreement provides for the Company to indemnify Mr. Dodds under certain circumstances against (i) expenses, judgments, penalties, fines and amounts paid in settlement that he may incur in proceedings brought by a third party by reason of the fact that he is or was a director of the Company or acting in certain other capacities and (ii) against expenses and, to the fullest extent permitted by law, amounts paid in settlement in connection with an action or proceeding by or in the right of the Company by reason of the fact that he is or was a director of the Company or acting in certain other capacities. The Indemnification Agreement also provides for the Company to advance expenses to Mr. Dodds, subject to certain conditions. While the rights to be provided to Mr. Dodds under the Indemnification Agreement are substantially similar to those currently provided to other directors and officers of the Company, the agreement incorporates a number of procedural changes from the form currently in use with the Company’s other directors and officers. A copy of the form of Indemnification Agreement approved for Mr. Dodds will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 29, 2006, and the brief summary above is qualified in its entirety by reference to the full agreement.

The Board of Directors of the Company also authorized the Company to amend the current indemnification agreements with its directors and officers to include terms substantially similar to those contained in Mr. Dodds’s Indemnification Agreement.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)(1) Effective June 22, 2006, Christopher M. Miller, was appointed Principal Accounting Officer of the Company. Mr. Miller is also currently a Vice President, the Controller and an Assistant Secretary of the Company.

(c)(2) Mr. Miller, who is 45, joined Cost Plus, Inc. in December 2002 as Senior Director of Finance and was promoted to Vice President, Controller in February 2003. From April 2002 to December 2002, Mr. Miller was an independent financial consultant. From April 2000 to March 2002, Mr. Miller served as Chief Financial Officer of Echo Outsourcing, a start-up company focused on business process outsourcing. From June 1996 to April 2000, Mr. Miller was employed by Levi Strauss & Co. in various financial management positions.

(c)(3) On April 17, 2006, the Company entered into a Second Amended and Restated Employment Severance Agreement with Mr. Miller. The agreement provides for payments to him in certain circumstances upon involuntary termination of his employment, including termination following a change of control (as those terms are defined in the agreement), of six months of Mr. Miller’s base compensation on a salary continuation basis in the event his employment is involuntarily terminated prior to June 15, 2007. Mr. Miller is employed by the Company on an “at-will” basis, meaning that there is no specific term of employment.

The employment severance agreement defines an “involuntary termination” as either the Company’s termination of the employee’s employment, other than for cause, or a material reduction in the employee’s salary, employee benefits or responsibilities or duties. A “change of control” is defined as: (i) the acquisition by any person of securities representing 50% or more of the voting power of the Company’s outstanding securities; (ii) a change in the composition of the Board of Directors within a two-year period resulting in a minority of incumbent directors; (iii) a merger or consolidation in which the Company’s shareholders immediately prior to the transaction hold less than 50% of the voting power of the surviving entity immediately after the transaction; (iv) the sale or disposition of all or substantially all of the Company’s assets; or (v) the Company’s complete liquidation or dissolution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC.

By:	/s/ Thomas D. Willardson
Thomas D. Willardson,
Executive Vice President and Chief Financial Officer

Dated: June 28, 2006